UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 1, 2014

STOCK BUILDING SUPPLY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-36050	26-4687975
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8020 Arco Corporate Drive, Suite 400

Raleigh, North Carolina 27617

(Address of principal executive offices) (Zip Code)

(919) 431-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2014, Stock Building Supply Holdings, Inc. (the “Company”) announced that Mr. Bryan J. Yeazel had been appointed to the newly-created position of Executive Vice President and Chief Operating Officer of the Company, effective July 1, 2014.

There are no understandings or arrangements between Mr. Yeazel and any other persons pursuant to which he was appointed as Executive Vice President and Chief Operating Officer. Mr. Yeazel does not have any family relationships with any directors or executive officers of the Company and there are no related party transactions with Mr. Yeazel reportable under Item 404(a) of Regulation S-K under the Securities Act of 1933.

Mr. Yeazel is 39 years old and has been an executive officer of the Company since 2005 and prior to his appointment as Executive Vice President and Chief Operating Officer, was serving as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of the Company. Prior to joining the Company, he was with Hunton & Williams LLP in its global capital markets and mergers and acquisitions practice group, and with Capital One Financial. Mr. Yeazel holds a bachelor’s degree from Wake Forest University and a juris doctor from the University of Notre Dame. In addition, he has attended executive education programs at the International Institute for Management Development in Lausanne, Switzerland and Harvard Business School.

C. Lowell Ball, the Company’s Vice President and Deputy General Counsel has been promoted to the position of Senior Vice President, General Counsel and Corporate Secretary.

A copy of the press release issued by the Company announcing Mr. Yeazel’s appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

The following exhibits are furnished herewith.

Exhibit No.	Description of Exhibit

99.1	Press release of Stock Building Supply Holdings, Inc. dated July 1, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STOCK BUILDING SUPPLY HOLDINGS, INC.

By	/s/ Bryan J. Yeazel
Bryan J. Yeazel Executive Vice President and Chief Operating Officer

Date: July 1, 2014